Exhibit 4.5

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL (WHICH MAY BE COMPANY COUNSEL) REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT AGREEMENT

To Purchase Shares of Common Stock of

TPI COMPOSITES, INC.

Dated as of [•] (the “Effective Date”)

WHEREAS, TPI COMPOSITES, INC., a Delaware corporation, has entered into a Note and Warrant Purchase Agreement dated as of the date hereof (the “Purchase Agreement”) with [•] (the “Warrantholder”);

WHEREAS, the Company (as defined below) desires to grant to Warrantholder, in consideration for, among other things, the financial accommodations provided for in the Purchase Agreement, the right to purchase shares of Common Stock pursuant to this Warrant Agreement (the “Agreement”);

NOW, THEREFORE, in consideration of the Warrantholder executing and delivering the Purchase Agreement and providing the financial accommodations contemplated therein, and in consideration of the mutual covenants and agreements contained herein, the Company and Warrantholder agree as follows:

SECTION 1. GRANT OF THE RIGHT TO PURCHASE COMMON STOCK.

For value received, the Company hereby grants to the Warrantholder, and the Warrantholder is entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe for and purchase, from the Company, an aggregate number of fully paid and nonassessable Common Stock equal to the quotient derived by dividing the Warrant Coverage Amount (as defined below) by the Exercise Price. As used herein, the following terms shall have the following meanings:

“Act” means the Securities Act of 1933, as amended;

“Company” means TPI COMPOSITES, INC., a Delaware corporation, and any successor or surviving entity that assumes the obligations of the Company under this Agreement pursuant to Section 8(a);

“Charter” means the Ninth Amended and Restated Certificate of Incorporation, as amended, or other constitutional document, as may be amended from time to time;

“Common Stock” means the Company’s common stock;

“Exercise Price” means the lesser of (a) 85% of the price per share in the Initial Public Offering (i.e., before underwriter discounts and commissions)(the “IPO Price”) or (b) $8,748.81, subject to adjustment pursuant to Section 8;

“Initial Public Offering” means the initial underwritten public offering of the Company’s Common Stock pursuant to a registration statement under the Act, which public offering has been declared effective by the Securities and Exchange Commission (“SEC”);

“IRA Agreement” has the meaning ascribed thereto in Section 3(c);

“Liquidation Event” shall have the meaning set forth in the Voting Agreement;

“Merger Event” means any sale, lease or other transfer of all of the equity securities of the Company or all or substantially all assets of the Company or any merger or consolidation involving the Company in which the Company is not the surviving entity, or in which the outstanding shares of the Company’s capital stock are otherwise converted into or exchanged for shares of preferred stock, other securities or property of another entity or any Liquidation Event;

“Note” means the unsecured convertible promissory note for $[•] issued by the Company to the Warrantholder as of the date hereof;

“Preferred Stock” means the Company’s preferred stock;

“Purchase Price” means, with respect to any exercise of this Agreement, an amount equal to the Exercise Price as of the relevant time multiplied by the number of shares of Common Stock requested to be exercised under this Agreement pursuant to such exercise;

“Voting Agreement” has the meaning ascribed thereto in Section 3(c); and

“Warrant Coverage Amount” shall mean $[•].

SECTION 2. TERM OF THE AGREEMENT.

Except as otherwise provided for herein, the term of this Agreement and the right to purchase Common Stock as granted herein (the “Warrant”) shall commence on the Effective Date and shall be exercisable for a period (the “Exercise Period”) ending upon the earliest to occur of (i) the eighth anniversary of the Effective Date, (ii) two (2) years following the effective date of the Initial Public Offering, or (iii) the date of the Merger Event. In the event that Company is contemplating a Merger Event and the Exercise Period will conclude as a result, the Company shall give the Warrantholder thirty (30) days’ written notice, waivable in writing by the Warrantholder, of the contemplated date of such Merger Event, during which period the Warrantholder shall be entitled to exercise.

SECTION 3. EXERCISE OF THE PURCHASE RIGHTS.

(a) Exercise. The purchase rights set forth in this Agreement are exercisable by the Warrantholder, in whole or in part, at any time, or from time to time, prior to the expiration of the term set forth in Section 2, by tendering to the Company at its principal office a notice of exercise in the form attached hereto as Exhibit I (the “Notice of Exercise”), duly completed and executed. Promptly upon receipt of the Notice of Exercise and the payment of the Purchase Price in accordance with the terms set forth below, and in no event later than three (3) days thereafter, the Company shall issue to the Warrantholder a certificate for the number of shares of Common Stock purchased and shall execute the acknowledgment of exercise in the form attached hereto as Exhibit II (the “Acknowledgment of Exercise”) indicating the number of shares which remain subject to future purchases, if any.

The Purchase Price may be paid at the Warrantholder’s election either (i) by cash or check, or (ii) by surrender of all or a portion of the Warrant for shares of Common Stock to be exercised under this Agreement and, if applicable, an amended Agreement representing the remaining number of shares purchasable hereunder, as determined below (“Net Issuance”). If the Warrantholder elects the Net Issuance method, the Company will issue Common Stock in accordance with the following formula:

X = Y(A-B) A

Where:	X =	the number of shares of Common Stock to be issued to the Warrantholder.

	Y =	the number of shares of Common Stock requested to be exercised under this Agreement.

	A =	the fair market value of one (1) share of Common Stock at the time of issuance of such shares of Common Stock.

	B =	the Exercise Price.

For purposes of the above calculation, current fair market value of Common Stock shall mean with respect to each share of Common Stock:

(i) if the exercise is in connection with an Initial Public Offering, and if the Company’s registration statement relating to such Initial Public Offering has been declared effective by the SEC, then the fair market value per share shall be the IPO Price;

(ii) If the Common Stock is listed on a recognized national stock exchange, such as Nasdaq Global Market, the per share fair market value shall be the closing price of Common Stock on such recognized national stock exchange on the most recent trading day prior to the exercise date of this Warrant; for the purposes of sentence, “Closing Price” means the final price at which one share of Common Stock is traded during any trading day;

(iii) if at any time the Common Stock is not listed on any securities exchange or quoted in the Nasdaq Global Market or the over-the-counter market, the current fair market value of Common Stock shall be the product of the highest price per share which the Company could obtain from a willing buyer (not a current employee or director) for shares of Common Stock sold by the Company, from authorized but unissued shares, as determined in good faith by its Board of Directors, unless the Company shall become subject to a Merger Event, in which case the fair market value of Common Stock shall be deemed to be the per share value to be received by the holders of Common Stock on a common equivalent basis pursuant to such Merger Event.

Upon partial exercise by either cash or Net Issuance, the Company shall promptly issue an amended Agreement representing the remaining number of shares purchasable hereunder. All other terms and conditions of such amended Agreement shall be identical to those contained herein, including, but not limited to the Effective Date hereof.

(b) Exercise Prior to Expiration. To the extent this Agreement is not previously exercised as to all Common Stock subject hereto, and if the fair market value of one share of the Common Stock is greater than the Exercise Price then in effect, this Agreement shall be deemed automatically exercised pursuant to the Net Issuance provisions of Section 3(a) (even if not surrendered) immediately before its expiration. For purposes of such automatic exercise, the fair market value of one share of the Common Stock upon such expiration shall be determined pursuant to Section 3(a). To the extent this Agreement or any portion thereof is deemed automatically exercised pursuant to this Section 3(b), the Company agrees to promptly notify the Warrantholder of the number of shares of Common Stock, if any, the Warrantholder is to receive by reason of such automatic exercise.

(c) Conditions to Exercise. Simultaneously with and as a condition to the consummation of any exercise of all or any portion of the warrant contemplated by this Agreement, the Warrantholder shall enter into joinder agreements to become a party, to the extent the following agreements are still in effect, to (i) the Company’s Third Amended and Restated Right of First Refusal, Co-Sale and Voting Agreement dated as of June 17, 2010, as the same may be amended from time to time (the “Voting Agreement”) to become an “Restricted Stockholder” thereunder and (ii) the Company’s Third Amended and Restated Investor Rights Agreement dated June 17, 2010, as the same may be amended from time to time (the “IRA Agreement”) to become an “Investor” thereunder such that the Common Stock will be “Registrable Securities” thereunder.

SECTION 4. RESERVATION OF SHARES.

The Company shall amend its Charter as of the date hereof to authorize and reserve a sufficient number of shares of its Common Stock to provide for the exercise of the rights to purchase Common Stock as provided for herein.

SECTION 5. NO FRACTIONAL SHARES OR SCRIP.

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Agreement, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the Exercise Price then in effect.

SECTION 6. NO RIGHTS AS STOCKHOLDER.

This Agreement does not entitle the Warrantholder to any voting rights or other rights as a stockholder of the Company prior to the exercise of this Agreement.

SECTION 7. WARRANTHOLDER REGISTRY.

The Company shall maintain a registry showing the name and address of the registered holder of this Agreement. Warrantholder’s initial address, for purposes of such registry, is set forth below Warrantholder’s signature on this Agreement. Warrantholder may change such address by giving written notice of such changed address to the Company.

SECTION 8. ADJUSTMENT RIGHTS.

The Exercise Price and the number of shares of Common Stock purchasable hereunder are subject to adjustment, as follows:

(a) Merger Event. In connection with a Merger Event, the Company shall cause any part of this Warrant Agreement that has not yet been exercised to be exchanged for the consideration that Warrantholder would have received if Warrantholder chose to exercise its right to have shares issued pursuant to the Net Issuance provisions of this Warrant Agreement without actually exercising such right, acquiring such shares and exchanging such shares for such consideration, and in connection therewith, this Warrant Agreement shall terminate.

(b) Reclassification of Shares. Except for Merger Events subject to Section 8(a), if the Company at any time shall, by combination, reclassification, exchange or subdivision of securities or otherwise, change any of the securities as to which purchase rights under this Agreement exist into the same or a different number of securities of any other class or classes, this Agreement shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Agreement immediately prior to such combination, reclassification, exchange, subdivision or other change. The provisions of this Section 8(b) shall similarly apply to successive combination, reclassification, exchange, subdivision or other change.

(c) Subdivision or Combination of Shares. If the Company at any time shall combine or subdivide its Common Stock, (i) in the case of a subdivision, the Exercise Price shall be proportionately decreased, or (ii) in the case of a combination, the Exercise Price shall be proportionately increased.

(d) Stock Dividends. If the Company at any time while this Agreement is outstanding and unexpired shall:

(i) pay a dividend with respect to the Common Stock payable in Common Stock, then the Exercise Price shall be adjusted, from and after the date of determination of stockholders entitled to receive such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution; or

(ii) make any other distribution with respect to Common Stock, except any distribution specifically provided for in any other clause of this Section 8, then, in each such case, provision shall be made by the Company such that the Warrantholder shall receive upon exercise or conversion of this Warrant a proportionate share of any such distribution as though it were the holder of the Common Stock as of the record date fixed for the determination of the stockholders of the Company entitled to receive such distribution.

(e) Notice of Adjustments. If: (i) the Company shall declare any dividend or distribution upon its stock, whether in stock, cash, property or other securities (assuming Warrantholder consents to a dividend involving cash, property or other securities); (ii) there shall be any Merger Event; (iii) there shall be an Initial Public Offering; (iv) the Company shall sell, lease, license or otherwise transfer all or substantially all of its assets; or (v) there shall be any voluntary dissolution, liquidation or winding up of the Company; then, in connection with each such event, the Company shall send to the Warrantholder: (A) at least five (5) business days’ prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution, subscription rights (specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of such Merger Event, dissolution, liquidation or winding up; (B) in the case of any such Merger Event, sale, lease, license or other transfer of all or substantially all assets, dissolution, liquidation or winding up, at least five (5) business days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Merger Event, dissolution, liquidation or winding up); and (C) in the case of an Initial Public Offering, the Company shall give the Warrantholder at least five (5) business days’ written notice prior to the effective date thereof. Notwithstanding the foregoing, the Company shall have no liability for failing to timely give such notice, except to the extent the Warrantholder is materially and adversely affected by such failure.

Each such written notice shall set forth, in reasonable detail, (i) the event requiring the notice, and (ii) if any adjustment is required to be made, (A) the amount of such adjustment, (B) the method by which such adjustment was calculated, (C) the adjusted Exercise Price (if the Exercise Price has been adjusted), and (D) the number of shares subject to purchase hereunder after giving effect to such adjustment, and shall be given by first class mail, postage prepaid, or by reputable overnight courier with all charges prepaid, addressed to the Warrantholder at the address for Warrantholder set forth in the registry referred to in Section 7.

SECTION 9. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.

(a) Reservation of Common Stock. The Common Stock issuable upon exercise of the Warrantholder’s rights will be duly and validly reserved and, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and non-assessable, and will be free of any taxes, liens, charges or encumbrances of any nature whatsoever; provided, that the Common Stock issuable pursuant to this Agreement may be subject to restrictions on transfer under state and/or federal securities laws and as provided in the Voting Agreement and IRA Agreement. The Company has made available to the Warrantholder true, correct and complete copies of its Charter and current bylaws. The issuance of certificates for shares of Common Stock upon exercise of this Agreement shall be made without charge to the Warrantholder for any issuance tax in respect thereof, or other cost incurred by the Company in connection with such exercise and the related issuance of shares of Common Stock; provided, that the Company shall not be required to pay any tax which may be payable in respect of any transfer and the issuance and delivery of any certificate in a name other than that of the Warrantholder.

(b) Due Authority. The execution and delivery by the Company of this Agreement and the performance of all obligations of the Company hereunder, including the issuance to Warrantholder of the right to acquire the shares of Common Stock, have been duly authorized by all necessary corporate action on the part of the Company. Subject to amending the Charter to authorize the Common Stock, this Agreement: (1) does not violate the Company’s Charter or current bylaws; (2) does not contravene any law or governmental rule, regulation or order applicable to it; and (3) does not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument to which it is a party or by which it is bound. This Agreement constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

(c) Consents and Approvals. No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, federal or other governmental authority or agency is required with respect to the execution, delivery and performance by the Company of its obligations under this Agreement, except for the filing of notices pursuant to Regulation D under the Act and any filing required by applicable state securities law, which filings will be effective by the time required thereby.

(d) Issued Securities. As of the date hereof:

(i) The authorized capital of the Company consists of (A) 86,400 shares of Common Stock, of which 11,773.5963 shares are issued and outstanding, and (B) 14,044 shares of Preferred Stock, of which 12,771.6018 shares are issued and outstanding.

(ii) The Company has reserved 1,439 shares of Common Stock for issuance under its 2004 Stock Option and Grant Plan, as amended, of which 1,126.2337 shares of restricted stock and no options have been granted to date and of which no shares of Common Stock are available for future grant; and the Company has reserved 2,968.4904 shares of Common Stock for issuance under its 2008 Stock Option and Grant Plan, as amended (the “2008 Plan”), of which options to acquire 99.1825 shares of Common Stock have been granted to date and are outstanding and of which 2,869.3079 shares of Common Stock are available for future grant. Stock appreciation rights for 2,146.3269 shares of Common Stock have expired and the shares have been added back into the available reserved pool pursuant to the terms of the 2008 Plan. There are no other options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of the Company’s capital stock or other securities of the Company. The Company has no outstanding loans to any employee, officer or director of the Company, and the Company agrees not to enter into any such loan or otherwise guarantee the payment of any loan made to an employee, officer or director by a third party.

(e) Other Commitments to Register Securities. Except as set forth in this Agreement and in the IRA Agreement, the Company is not, pursuant to the terms of any other agreement currently in existence, under any obligation to register under the Act any of its presently outstanding securities or any of its securities which may hereafter be issued.

(f) Exempt Transaction. Subject to the accuracy of the Warrantholder’s representations in Section 10, the issuance of the Common Stock upon exercise of this Agreement will constitute a transaction exempt from (i) the registration requirements of Section 5 of the Act, in reliance upon Section 4(2) thereof, and (ii) the qualification requirements of the applicable state securities laws.

(g) Information Rights. During the term of this Warrant, Warrantholder shall be entitled to the information rights contained in Section 3.1 of the IRA Agreement, and Section 3.1 of the IRA Agreement is hereby incorporated into this Agreement by this reference as though fully set forth herein.

SECTION 10. REPRESENTATIONS AND COVENANTS OF THE WARRANTHOLDER.

This Agreement has been entered into by the Company in reliance upon the following representations and covenants of the Warrantholder:

(a) Investment Purpose. The right to acquire Common Stock is being acquired for investment and not with a view to the sale or distribution of any part thereof, and the Warrantholder has no present intention of selling or engaging in any public distribution of such rights or the Common Stock except pursuant to an effective registration statement or an exemption from the registration requirements of the Act.

(b) Private Issue. The Warrantholder understands (i) that the Common Stock issuable upon exercise of this Agreement is not registered under the Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Agreement will be exempt from the registration and qualifications requirements thereof, and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 10.

(c) Financial Risk. The Warrantholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of its investment.

(d) Risk of No Registration. The Warrantholder understands that if the Company does not register with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934 (the “1934 Act”), or file reports pursuant to Section 15(d) of the 1934 Act, or if a registration statement covering the securities under the Act is not in effect when it desires to sell (i) the rights to purchase Common Stock pursuant to this Agreement or (ii) the Common Stock issuable upon exercise of the right to purchase, it may be required to hold such securities for an indefinite period. The Warrantholder also understands that any sale of (A) its rights hereunder to purchase Common Stock or (B) Common Stock issued or issuable hereunder which might be made by it in reliance upon Rule 144 under the Act may be made only in accordance with the terms and conditions of that Rule.

(e) Accredited Investor. Warrantholder is an “accredited investor” within the meaning of the Securities and Exchange Rule 501 of Regulation D, as presently in effect.

SECTION 11. TRANSFERS.

Subject to compliance with applicable federal and state securities laws, this Agreement and all rights hereunder are, with the consent of the Company (other than with respect to a transfer to an affiliate of the Warrantholder, in which case the consent of the Company shall not be required), transferable, in whole or in part, without charge to the holder hereof (except for transfer taxes) upon surrender of this Agreement properly endorsed. Each taker and holder of this Agreement, by taking or holding the same, consents and agrees that this Agreement, when endorsed in blank, shall be deemed negotiable, and that the holder hereof, when this Agreement shall have been so endorsed and its transfer recorded on the Company’s books, shall be treated by the Company and all other persons dealing with this Agreement as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Agreement. The transfer of this Agreement in accordance with this Section 11 shall be recorded on the books of the Company upon receipt by the Company of a notice of transfer in the form attached hereto as Exhibit III (the “Transfer Notice”), at its principal offices and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. Until the Company receives such Transfer Notice, the Company may treat the registered owner hereof as the owner for all purposes.

SECTION 12. MISCELLANEOUS.

(a) Effective Date. The provisions of this Agreement shall be construed and shall be given effect in all respects as if it had been executed and delivered by the Company on the date hereof. This Agreement shall be binding upon any successors or assigns of the Company.

(b) Remedies. In the event of any default hereunder, the non-defaulting party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including but not limited to an action for damages as a result of any such default, and/or an action for specific performance for any default where Warrantholder will not have an adequate remedy at law and where damages will not be readily ascertainable. The Company expressly agrees that it shall not oppose an application by the Warrantholder or any other person entitled to the benefit of this Agreement requiring specific performance of any or all provisions hereof or enjoining the Company from continuing to commit any such breach of this Agreement.

(c) No Impairment of Rights. The Company will not, by amendment of its Charter or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Warrantholder against impairment.

(d) Additional Documents. The Company shall supply such other documents as the Warrantholder may from time to time reasonably request.

(e) Attorney’s Fees. In any litigation, arbitration or court proceeding between the Company and the Warrantholder relating hereto, the prevailing party shall be entitled to attorneys’ fees and expenses and all costs of proceedings incurred in enforcing this Agreement. For the purposes of this Section 12(e), attorneys’ fees shall include without limitation fees incurred in connection with the following: (i) contempt proceedings; (ii) discovery; (iii) any motion, proceeding or other activity of any kind in connection with an insolvency proceeding; (iv) garnishment, levy, and debtor and third party examinations; and (v) post-judgment motions and proceedings of any kind, including without limitation any activity taken to collect or enforce any judgment.

(f) Severability. In the event any one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

(g) Notices. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication that is required, contemplated, or permitted under this Agreement or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by facsimile or hand delivery if transmission or delivery occurs on a business day at or before 5:00 pm in the time zone of the recipient, or, if transmission or delivery occurs on a non-business day or after such time, the first business day thereafter, or the first business day after deposit with an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, and shall be addressed to the party to be notified as follows:

If to the Warrantholder:

[•]

If to the Company:

TPI Composites, Inc.

Attention: William E. Siwek

8501 N. Scottsdale Road

Gainey Center II, Suite 280

Scottsdale, AZ 85253

Facsimile: 480-305-8315

Telephone: 480-305-8922

with a copy to:

Goodwin Procter LLP

Attention: H. David Henken, Esq.

53 State Street

Boston, MA 02109

Facsimile: 617-523-1231

Telephone: 617-570-1672

or to such other address as each party may designate for itself by like notice.

(h) Entire Agreement; Amendments. This Agreement constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof, and supersede and replace in their entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof. None of the terms of this Agreement may be amended except by an instrument executed by each of the parties hereto.

(i) Headings. The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.

(j) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(k) No Waiver. No omission or delay by Warrantholder at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by the Company at any time designated, shall be a waiver of any such right or remedy to which Warrantholder is entitled, nor shall it in any way affect the right of Warrantholder to enforce such provisions thereafter.

(l) Survival. All agreements, representations and warranties contained in this Agreement or in any document delivered pursuant hereto shall be for the benefit of Warrantholder and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

(m) Governing Law. This Agreement have been negotiated and delivered to Warrantholder in the State of California, and shall have been accepted by Warrantholder in the State of California. Delivery of Common Stock to Warrantholder by the Company under this Agreement is due in the State of California. Except with respect to corporate law matters and related matters which shall be governed by Delaware corporate law, this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

(n) Consent to Jurisdiction and Venue. All judicial proceedings arising in or under or related to this Agreement may be brought in any state or federal court of competent jurisdiction located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 12(g), and shall be deemed effective and received as set forth in Section 12(g). Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

(o) Mutual Waiver of Jury Trial. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF THE COMPANY AND WARRANTHOLDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY THE COMPANY AGAINST WARRANTHOLDER OR ITS ASSIGNEE OR BY WARRANTHOLDER OR ITS ASSIGNEE AGAINST THE COMPANY. This waiver extends to all such Claims, including Claims that involve Persons other than the Company and the Warrantholder; Claims that arise out of or are in any way connected to the relationship between the Company and Warrantholder; and any Claims for damages, breach of contract, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement.

(p) Judicial Reference. If the waiver of jury trial set forth above is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding. In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 12(n), any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

(q) Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

(r) Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to Warrantholder by reason of the Company’s failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable by Warrantholder. If Warrantholder institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that Warrantholder has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Warrant Agreement to be executed by its officers thereunto duly authorized as of the Effective Date.

COMPANY:	TPI COMPOSITES, INC.

By:
Name:
Title:

WARRANTHOLDER:	[ ]

By:
Name:
Title:

Address:

EXHIBIT I

NOTICE OF EXERCISE

To:	TPI COMPOSITES, INC.

(1)	The undersigned Warrantholder hereby elects to purchase [ ] shares of Common Stock of TPI COMPOSITES, INC., pursuant to the terms of the Warrant Agreement dated the [•] day of [•] (the “Agreement”) between TPI Composites, Inc. and the Warrantholder, and [CASH PAYMENT: tenders herewith payment of the Purchase Price in full, together with all applicable transfer taxes, if any.] [NET ISSUANCE: elects pursuant to Section 3(a) of the Agreement to effect a Net Issuance.]

(2)	The undersigned has attached joinder agreements to the Voting Agreement and IRA Agreement as provided in Section 3(c) of the Agreement.

(3)	Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below.

(Name)

(Address)

WARRANTHOLDER:	[•]

By:
Name:
Title:

EXHIBIT II

ACKNOWLEDGMENT OF EXERCISE

The undersigned TPI COMPOSITES, INC., hereby acknowledges receipt of the “Notice of Exercise” from [•] to purchase [            ] shares of the Common Stock of TPI COMPOSITES, INC., pursuant to the terms of the Warrant Agreement dated the [•] (the “Agreement”) between TPI Composites, Inc. and [•], and further acknowledges that [            ] shares remain subject to purchase under the terms of the Agreement.

COMPANY:	TPI COMPOSITES, INC.

By:
Title:
Date:

EXHIBIT III

TRANSFER NOTICE

(To transfer or assign the foregoing Warrant Agreement dated the [•] day of [•] (the “Agreement”) between TPI Composites, Inc. and [•], execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Agreement and all rights evidenced thereby are hereby transferred and assigned to

(Please Print)

whose address is

Dated:

Warrantholder’s Signature:

Warrantholder’s Address: